EXHIBIT A

                               PURCHASE AGREEMENT

                  PURCHASE AGREEMENT, dated as of November 24, 1999 (this "Agreement") by and between SWENVEST CORPORATION (the "Company"), and Fir Tree Partners (the "Holder").

                              W I T N E S S E T H:

                  A. Holder is the holder, beneficially and of record, of 1,574,929 Units of Beneficial Interest under a Trust Agreement dated September 10, 1999 (the "Trust") among Noel Group, Inc. and Samuel F. Pryor III and Herbert M. Friedman, as Trustees (the "Units"), and 54,492 shares of Common Stock (the "Common Stock") of Carlyle Industries, Inc. ("Carlyle"),

                  B. As a Holder of the Units the Holder is entitled to receive distributions of Trust Assets (as defined in the Trust) and expects that such distributions will include a distribution of Common Stock, and

                  C. The Company desires to purchase from the Holder, and the Holder desires to sell to the Company, on the terms and subject to the conditions described herein, the shares of Common Stock currently owned by the Holder and the shares of Common Stock to be distributed by the Trust to the Holder.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Holder hereby agree as follows:

Transfer of Series Common Stock; Consideration.

         (a) Subject to the terms and conditions of this Agreement, (i) concurrently with the execution of this Agreement by the Holder, Holder shall sell, assign, transfer and deliver to the Company, a certificate or certificates representing the 59,492 shares of Common Stock currently owned by the Holder and
(ii) as and when received by the Holder, the Holder shall sell, assign, transfer and deliver to the Company a certificate or certificates representing 757,424 of the shares of Common Stock to be distributed to the Holder by the Trust, together with a Stock Power or Powers in blank duly executed by such Holder, and with the Holder's signature guaranteed, in consideration of the payment to the Holder of the amount in cash equal to the sum determined by multiplying the aggregate number of shares of Common Stock transferred to the Company by the Holder by $1.00 (the "Purchase Price"), and promptly following delivery to the Company by the Holder of an executed counterpart of this Agreement, a certificate or certificates representing the Common Stock and the required Stock Power(s), the Company shall deliver by certified check or wire transfer an amount equal to the applicable Purchase Price.

         (b) On March 15, 2000 the Holder shall sell, assign, transfer and deliver to the Company a certifcate or certificates representing the remaining 817,215 shares of Common Stock distributed to the Holder by the Trust, together with a Stock Power or Powers in blank duly executed by the Holder and with Holders signaure guaranteed in consideration for the payment to the Holder of the amount of cash equal to the applicable Purchase Price.

2. Representations and Warranties of The Holder. The Holder hereby represents and warrants to the Company as follows:

         2.1 Ownership of Preferred Shares. Holder owns or will own when transferred to the Company the number of shares of Common Stock, as the case may be, to be transferred to the Company pursuant to this Agreement free and clear of all liens, pledges, charges, security interests, claims, options or encumbrances of any kind whatsoever and pursuant to this Agreement will transfer the Common Stock to the Company free of all liens, pledges, charges, security interests, claims, options and encumbrances.

         2.2 Due Authorization. Holder has all requisite capacity, power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Holder and constitutes the valid, legal and binding obligation of Holder enforceable against Holder in accordance with its terms.

         2.3 No Holder's Defaults. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien upon the Common Stock pursuant to the terms of any contract or agreement to which the Holders is a party or by which the Holder or any of its assets are bound.

         2.4 Consents. All requisite consents of third parties, including, but not limited to, governmental or other regulatory agencies, federal, state or municipal, required to be received by or on the part of Holder for the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained and are in full force and effect. Holder has fully complied with all conditions of such consents.

         3.       Covenants and Agreements of the Parties.

         3.1 Expenses. Each of the parties to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

         3.2 Brokers. Each of the Holders on the one hand and the Company on the other hand represent and warrant to the other that each has not employed any broker, finder or similar agent and no person or entity with which each has had any dealings or communications of any kind is entitled to any brokerage, finder's or placement fee or any similar compensation in connection with this Agreement or the transaction contemplated hereby.

         3.3 Further Assurances. In addition to the actions hereunder and the documents and instruments delivered in accordance herewith, each of the Holders and the Company shall execute and deliver such other documents and instruments and take such other action as the other parties may reasonably request in order to complete and perfect the transactions contemplated by the Agreement.

4. Miscellaneous. This Agreement and all other agreements or instruments executed, issued or delivered in accordance herewith shall be construed and enforced in accordance with and governed by the laws of the State of New York applicable to contracts entered into and to be performed entirely within such State. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement embodies the entire agreement and understanding between each Holder and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. The headings in this Agreement are for the purpose of reference only, and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                   IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                          SWENVEST CORP.

                                          By: /s/  Robert Levinson
                                             -----------------------------------



                                     FIR TREE VALUE PARTBERS LOC
                                     FIR TREE VALUE FUND, LP
                                     FIR TREE INSTITUTIONAL VALUE FUND, LP


                                      By: /s/  illegible
                                         ---------------------------------
                                         General Manager of
                                           Fir Tree Institutional Value Fund, LP
                                           Fir Tree Value Fund, LP
                                           Fir Tree Value Partners LOC